Sales Report:Supplement No. 149 dated Mar 04, 2010 to Prospectus dated Jul 13, 2009
File pursuant to Rule 424(b)(3)
Registration Statement No. 333-147019
Prosper Marketplace, Inc.
Borrower Payment Dependent Notes
This Sales Report supplements the prospectus dated Jul 13, 2009 and provides information about each series of Borrower Payment Dependent Notes (the "Notes") that we have recently sold. You should read this Sales Report supplement together with the prospectus dated Jul 13, 2009 to understand the terms and conditions of the Notes and how they are offered, as well as the risks of investing in Notes.
We have sold the following series of Notes:
Borrower Payment Dependent Notes Series 445971
This series of Notes was issued and sold upon the funding of the borrower loan #41085, which corresponds to this series of Notes. The following information pertains to the borrower loan.
Amount:	$1,500.00	Prosper Rating:	AA	Auction Duration:	7 days
Term:	36 months	Estimated loss:	0.6%	Auction start date:	Feb-09-2010
				Auction end date:	Feb-16-2010

Starting lender yield:	6.15%	Starting borrower rate/APR:	7.15% / 7.49%	Starting monthly payment:	$46.42
Final lender yield:	6.10%	Final borrower rate/APR:	7.10% / 7.44%	Final monthly payment:	$46.38

Auction yield range:	3.06% - 6.15%	Estimated loss impact:	0.60%
Lender servicing fee:	1.00%	Estimated return:	5.50%
The Estimated Return is presented to help you evaluate this listing and set an appropriate minimum yield and bid amount. Estimated Return is the average annual expected return on funds invested in this loan and is calculated by subtracting the estimated impact of credit losses on the loan from the minimum yield. The estimated impact of credit losses is derived from the following components: The estimated average annualized loss rate based on the historical performance of Prosper loans for borrowers with similar characteristics, originated between Apr-01-2007 and Mar-31-2008, measured as of Mar-31-2009, and an adjustment for accrued interest not collected and late fees on defaulted loans.The Estimated Return presented does not assume any early repayment by the borrower. The calculation of Estimated Return requires significant assumptions about the repayment of the loan and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper scores:		First credit line:	Jul-1989	Debt/Income ratio:	22%
Basic (1-10):	10	Inquiries last 6m:	2	Employment status:	Full-time employee
Enhanced (1-5):	3	Current / open credit lines:	10 / 8	Length of status:	2y 9m
Credit score:	760-779 (Feb-2010)	Total credit lines:	25	Occupation:	Other
Now delinquent:	0	Revolving credit balance:	$20,806	Stated income:	$75,000-$99,999
Amount delinquent:	$0	Bankcard utilization:	66%
Public records last 12m / 10y:	0/ 1	Homeownership:	Yes
Delinquencies in last 7y:	0
Screen name:	tremendous-asset5	Borrower's state:	California	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower?s credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Description
Want to pay off my credit card
Purpose of loan:
This loan will be used to pay off my credit card. I would like to start out small and build a good relationship with members here at Prosper.com. It doesn?t make sense to give any more money to these banks that we taxpayers had bailed out in the first place. I rather give it to the people on Prosper my money, at least I know the money is going to a good cause for us average Joe instead of some fat cat sitting in his corner office thinking of new way to charge us more fees.

My financial situation:
I am a good candidate for this loan because I have a solid job and a long history of paying my bills on time. I have worked very hard to have a 720+ credit score. You know having 720+ for your FICO is not something you do overnight. I am already paying more than the minimum on my current credit card loan. Why not pay off this card off completely and just pay back the loan through Prosper.com. I can save on the interest while giving back to the people who loan money through Prosper.comI hope you give careful consideration to my loan request. Thanks,Trung
Information in the Description is not verified.
Friends And Family Winning Bids
This member has no winning bids from friends and family.
Questions & Answers
This borrower has not publicly answered any questions from lenders.
Winning Bids
Bidder	Amount Bid	Amount Winning	Bid Date (PT)

selector568	$250.00	$250.00	2/9/2010 4:20:17 PM
SkepticalBen	$121.89	$121.89	2/15/2010 9:58:24 AM
lender12345	$25.00	$25.00	2/15/2010 9:57:33 PM
creative-finance7	$25.00	$25.00	2/15/2010 1:41:51 PM
glimmering-credit4	$25.00	$25.00	2/15/2010 10:25:29 PM
cello1	$25.00	$25.00	2/15/2010 6:41:31 PM
keeper24	$25.00	$25.00	2/16/2010 5:36:48 AM
carrinel	$25.00	$25.00	2/16/2010 6:48:19 AM
kf88	$25.00	$25.00	2/16/2010 10:09:17 AM
springpanda	$25.00	$25.00	2/16/2010 1:05:04 PM
jwood3030	$25.00	$25.00	2/16/2010 11:45:34 AM
dammage	$25.00	$25.00	2/16/2010 3:55:16 PM
j352000	$25.00	$25.00	2/16/2010 2:52:51 PM
c03rc3	$25.00	$25.00	2/16/2010 3:39:37 PM
thedoctor	$90.00	$90.00	2/9/2010 4:23:07 PM
blot44	$25.00	$25.00	2/9/2010 6:17:28 PM
blissful-note7	$25.00	$25.00	2/11/2010 12:15:36 AM
Mav26	$190.00	$190.00	2/11/2010 1:03:09 PM
bornsucka	$25.00	$25.00	2/11/2010 2:22:02 PM
Approved	$50.00	$50.00	2/12/2010 2:22:25 PM
maplehouse	$26.46	$26.46	2/13/2010 8:39:57 AM
otalon	$30.00	$30.00	2/13/2010 11:24:28 AM
exchange-squirrel	$25.00	$25.00	2/14/2010 1:38:43 AM
RandyL3	$36.00	$36.00	2/13/2010 2:35:51 PM
lender12345	$25.00	$25.00	2/14/2010 12:38:16 PM
mobius_titan	$25.00	$25.00	2/16/2010 7:39:09 AM
chanee83	$25.00	$25.00	2/15/2010 5:56:37 PM
NutmegFilms	$25.00	$25.00	2/16/2010 7:11:07 AM
Gunny89	$25.00	$25.00	2/16/2010 10:35:03 AM
market-jam	$100.00	$100.00	2/16/2010 12:01:26 PM
dadalou	$25.82	$25.82	2/16/2010 12:03:39 PM
alwayshelping	$25.00	$4.83	2/16/2010 1:11:09 PM
bazaar-elm	$25.00	$25.00	2/16/2010 11:03:10 AM
worth-quark	$25.00	$25.00	2/16/2010 2:43:43 PM
34 bids
Borrower Payment Dependent Notes Series 446237
This series of Notes was issued and sold upon the funding of the borrower loan #41107, which corresponds to this series of Notes. The following information pertains to the borrower loan.
Amount:	$5,000.00	Prosper Rating:	B	Auction Duration:	7 days
Term:	36 months	Estimated loss:	5.0%	Auction start date:	Feb-10-2010
				Auction end date:	Feb-17-2010

Starting lender yield:	13.05%	Starting borrower rate/APR:	14.05% / 16.21%	Starting monthly payment:	$171.01
Final lender yield:	12.85%	Final borrower rate/APR:	13.85% / 16.01%	Final monthly payment:	$170.52

Auction yield range:	6.06% - 13.05%	Estimated loss impact:	5.21%
Lender servicing fee:	1.00%	Estimated return:	7.64%
The Estimated Return is presented to help you evaluate this listing and set an appropriate minimum yield and bid amount. Estimated Return is the average annual expected return on funds invested in this loan and is calculated by subtracting the estimated impact of credit losses on the loan from the minimum yield. The estimated impact of credit losses is derived from the following components: The estimated average annualized loss rate based on the historical performance of Prosper loans for borrowers with similar characteristics, originated between Apr-01-2007 and Mar-31-2008, measured as of Mar-31-2009, and an adjustment for accrued interest not collected and late fees on defaulted loans.The Estimated Return presented does not assume any early repayment by the borrower. The calculation of Estimated Return requires significant assumptions about the repayment of the loan and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper scores:		First credit line:	Sep-1999	Debt/Income ratio:	16%
Basic (1-10):	8	Inquiries last 6m:	0	Employment status:	Full-time employee
Enhanced (1-5):	5	Current / open credit lines:	5 / 4	Length of status:	2y 6m
Credit score:	740-759 (Jan-2010)	Total credit lines:	17	Occupation:	Teacher
Now delinquent:	0	Revolving credit balance:	$17,361	Stated income:	$25,000-$49,999
Amount delinquent:	$0	Bankcard utilization:	81%
Public records last 12m / 10y:	0/ 0	Homeownership:	Yes
Delinquencies in last 7y:	0
Screen name:	excellent-worth6	Borrower's state:	Florida	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower?s credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Description
Paying off my credit cards
Purpose of loan:
This loan will be used to? pay down my high interest credit cards.

My financial situation:
I am a good candidate for this loan because? I?am never late on any payments. I would like to be free of credit card debt. I also take pride in keeping a good credit?score. I?do not have any delinquencies or defaults.?I?intend to repay every dollar borrowed.
Information in the Description is not verified.
Friends And Family Winning Bids
This member has no winning bids from friends and family.
Questions & Answers
This borrower has not publicly answered any questions from lenders.
Winning Bids
Bidder	Amount Bid	Amount Winning	Bid Date (PT)

psturm	$25.00	$25.00	2/10/2010 4:09:40 PM
natural-greenback6	$25.00	$25.00	2/10/2010 4:11:21 PM
desertoasis	$50.00	$50.00	2/10/2010 4:23:45 PM
sophisticated-ore	$200.00	$200.00	2/10/2010 4:19:37 PM
radforj22	$25.00	$25.00	2/10/2010 4:20:47 PM
flexible-value	$25.00	$25.00	2/10/2010 4:22:01 PM
reflective-cash0	$50.00	$50.00	2/10/2010 4:22:10 PM
peso-colonel	$90.00	$90.00	2/10/2010 4:23:51 PM
Rick7925	$25.00	$25.00	2/10/2010 4:24:15 PM
value-pole	$25.00	$25.00	2/10/2010 4:27:55 PM
kindness-percolator5	$25.00	$25.00	2/10/2010 4:25:03 PM
fishintime	$25.00	$25.00	2/10/2010 4:23:25 PM
LandE2BG	$25.00	$25.00	2/10/2010 4:25:20 PM
jga516	$25.00	$25.00	2/10/2010 4:24:23 PM
Sam65	$25.00	$25.00	2/10/2010 4:29:55 PM
theprince	$25.00	$25.00	2/10/2010 4:24:55 PM
loan-master996	$50.00	$50.00	2/10/2010 4:30:04 PM
life-is-great	$25.00	$25.00	2/10/2010 4:26:33 PM
bold-bright-currency	$25.00	$25.00	2/10/2010 4:26:39 PM
MrDavid	$25.00	$25.00	2/10/2010 4:30:24 PM
friendly-worth3	$25.00	$25.00	2/10/2010 4:26:59 PM
macjp123	$25.00	$25.00	2/10/2010 4:25:25 PM
upbeat-investment9	$25.00	$25.00	2/10/2010 4:30:44 PM
benefit-squirrel	$30.00	$30.00	2/10/2010 4:27:11 PM
nourishing-interest0	$25.00	$25.00	2/10/2010 4:25:47 PM
orange-courageous-dedication	$30.00	$30.00	2/10/2010 4:27:19 PM
Kaj	$25.00	$25.00	2/10/2010 4:27:37 PM
lloyd_s	$25.00	$25.00	2/10/2010 4:27:49 PM
wampum-reaction2	$25.00	$25.00	2/10/2010 4:25:59 PM
klinebarger	$25.00	$25.00	2/10/2010 4:31:46 PM
dmfog	$25.00	$0.95	2/10/2010 4:32:29 PM
Speculator	$50.00	$50.00	2/10/2010 4:28:50 PM
dollar-birdie	$25.00	$25.00	2/10/2010 4:30:17 PM
MM1207	$25.00	$25.00	2/10/2010 4:28:30 PM
punctual-power7	$25.00	$25.00	2/10/2010 4:31:12 PM
elevated-platinum5	$50.00	$50.00	2/10/2010 4:29:19 PM
inspiring-reward	$50.00	$50.00	2/10/2010 4:29:37 PM
psztnrw	$100.00	$100.00	2/10/2010 4:29:48 PM
gulch	$25.00	$25.00	2/10/2010 4:32:19 PM
integrity-doctor	$50.00	$50.00	2/10/2010 4:30:21 PM
Pizza-man	$50.00	$50.00	2/10/2010 4:31:17 PM
brazilofmux	$100.00	$100.00	2/10/2010 4:31:51 PM
trumpeter5	$25.00	$25.00	2/10/2010 4:32:01 PM
commerce-web5	$25.00	$25.00	2/10/2010 4:32:07 PM
Prosp_Lender	$50.00	$50.00	2/10/2010 4:32:23 PM
myworld701	$25.00	$25.00	2/10/2010 5:21:10 PM
n036939	$25.00	$25.00	2/11/2010 5:23:49 AM
Finspons	$25.00	$25.00	2/11/2010 8:54:22 AM
jetblack	$50.00	$50.00	2/11/2010 12:00:11 PM
zento	$25.00	$25.00	2/11/2010 6:43:56 PM
TheSpottedFlamingo	$25.00	$25.00	2/12/2010 10:49:08 AM
preventivepestcontrol	$100.00	$100.00	2/14/2010 11:31:22 PM
microfunder	$40.00	$40.00	2/15/2010 4:45:38 PM
compuguy8	$25.00	$25.00	2/15/2010 11:03:59 PM
balance-chestnut	$50.00	$50.00	2/15/2010 6:03:53 PM
glimmering-credit4	$25.00	$25.00	2/15/2010 10:25:37 PM
gere-co	$25.00	$25.00	2/16/2010 11:04:52 AM
rainbowsorbet	$25.00	$25.00	2/16/2010 12:25:31 PM
Astyanax	$25.00	$25.00	2/16/2010 2:50:23 PM
kf88	$25.00	$25.00	2/16/2010 4:28:16 PM
FollowMe2Freedom	$25.00	$25.00	2/16/2010 7:55:29 PM
sportcraft18	$30.00	$30.00	2/16/2010 9:25:49 PM
ORteacher	$50.00	$50.00	2/16/2010 7:54:37 PM
jybank	$25.00	$25.00	2/16/2010 10:19:46 PM
omegamon1	$25.00	$25.00	2/16/2010 8:53:05 PM
mykeystoy	$25.00	$25.00	2/16/2010 9:31:29 PM
CashBank	$25.00	$25.00	2/17/2010 1:18:47 PM
wild-orange	$25.00	$25.00	2/17/2010 12:28:07 PM
skuba	$25.00	$25.00	2/10/2010 4:12:22 PM
knight3136	$25.00	$25.00	2/10/2010 4:09:32 PM
Artist_Blue	$25.00	$25.00	2/10/2010 4:11:14 PM
currency-guitar6	$25.00	$25.00	2/10/2010 4:09:42 PM
AF-Chief	$27.00	$27.00	2/10/2010 4:13:01 PM
Syzygy	$25.00	$25.00	2/10/2010 4:13:11 PM
riproaringrapids	$25.00	$25.00	2/10/2010 4:11:53 PM
supreme-bonus0	$25.00	$25.00	2/10/2010 4:21:11 PM
supreme-hope	$25.00	$25.00	2/10/2010 4:21:53 PM
inspired-contract9	$25.00	$25.00	2/10/2010 4:22:50 PM
honorable-yield	$50.00	$50.00	2/10/2010 4:19:10 PM
commerce-voyager	$25.00	$25.00	2/10/2010 4:24:30 PM
calm-deal7	$25.00	$25.00	2/10/2010 4:22:44 PM
red-favorable-basis	$25.00	$25.00	2/10/2010 4:21:42 PM
niskyfranchise	$25.00	$25.00	2/10/2010 4:26:50 PM
personal-lender	$25.00	$25.00	2/10/2010 4:27:25 PM
Aquani	$30.30	$30.30	2/10/2010 4:24:03 PM
social-conductor4	$25.00	$25.00	2/10/2010 4:25:14 PM
delicious-social132	$25.00	$25.00	2/10/2010 4:28:44 PM
currency-agave	$25.00	$25.00	2/10/2010 4:25:54 PM
forthright-dedication	$50.00	$50.00	2/10/2010 4:26:04 PM
mtquan	$25.00	$25.00	2/10/2010 4:30:00 PM
kulender	$25.00	$25.00	2/10/2010 4:24:39 PM
kanakakm	$25.00	$25.00	2/10/2010 4:30:30 PM
paymentologist	$25.00	$25.00	2/10/2010 4:31:05 PM
wayman	$50.00	$50.00	2/10/2010 4:31:28 PM
hitsman	$50.00	$50.00	2/10/2010 4:31:36 PM
duty-monger	$50.00	$50.00	2/10/2010 4:31:40 PM
time4aloan	$50.00	$50.00	2/10/2010 4:28:02 PM
orgy63	$25.00	$25.00	2/10/2010 4:26:10 PM
LiquidLender	$25.00	$25.00	2/10/2010 4:26:16 PM
progressive-asset	$100.00	$100.00	2/10/2010 4:26:22 PM
bchen78875	$25.00	$25.00	2/10/2010 4:32:09 PM
Cai8899	$50.00	$50.00	2/10/2010 4:29:10 PM
impeccable-transparency	$75.00	$75.00	2/10/2010 4:29:24 PM
intrepid-transaction5	$25.00	$25.00	2/10/2010 4:29:30 PM
balance6	$25.00	$25.00	2/10/2010 4:29:42 PM
rooosta	$25.00	$25.00	2/10/2010 4:28:11 PM
jrbill1998	$50.00	$50.00	2/10/2010 4:30:37 PM
kmr2	$100.00	$100.00	2/10/2010 4:28:57 PM
credit-kahuna	$100.00	$100.00	2/10/2010 4:31:25 PM
loan-warrior	$25.00	$25.00	2/10/2010 4:30:10 PM
maldok1	$25.00	$25.00	2/10/2010 4:30:59 PM
flopcat	$25.00	$25.00	2/10/2010 4:31:50 PM
peerlender	$30.00	$30.00	2/10/2010 4:31:58 PM
miket71	$100.00	$100.00	2/10/2010 4:50:34 PM
worth-victor6	$25.00	$25.00	2/10/2010 4:52:05 PM
wwwUniversal	$25.00	$25.00	2/10/2010 5:35:54 PM
privatebankerva	$25.00	$25.00	2/11/2010 9:49:52 AM
Queueball1	$25.00	$25.00	2/12/2010 1:24:50 PM
Sol_Invictus	$25.00	$25.00	2/13/2010 4:33:32 AM
anacho4me	$25.69	$25.69	2/15/2010 4:45:52 PM
CaptainKirk	$70.00	$70.00	2/15/2010 6:21:40 PM
liberty-grizzly	$100.00	$100.00	2/16/2010 8:50:34 AM
UnemployedNinjaMom	$60.00	$60.00	2/15/2010 10:05:13 PM
meggo33	$25.00	$25.00	2/16/2010 12:55:43 PM
Sven79	$100.00	$100.00	2/16/2010 3:55:28 PM
dcoggins	$25.00	$25.00	2/16/2010 6:03:38 PM
bankojerry	$25.00	$25.00	2/16/2010 4:28:04 PM
Techne_Funds_LLC	$25.00	$25.00	2/16/2010 4:42:25 PM
blissful-note7	$25.00	$25.00	2/16/2010 11:37:03 PM
suburbanman64	$30.00	$30.00	2/17/2010 5:08:33 AM
sparkmeister	$25.00	$25.00	2/16/2010 9:31:30 PM
LibbyZ	$29.20	$29.20	2/16/2010 9:34:47 PM
the-profit-oracle	$25.00	$25.00	2/17/2010 2:57:13 PM
dasbuntenheim	$51.86	$51.86	2/17/2010 3:36:02 PM
friendinmoney	$50.00	$50.00	2/17/2010 3:38:13 PM
135 bids
Borrower Payment Dependent Notes Series 446543
This series of Notes was issued and sold upon the funding of the borrower loan #41087, which corresponds to this series of Notes. The following information pertains to the borrower loan.
Amount:	$3,500.00	Prosper Rating:	C	Auction Duration:	7 days
Term:	36 months	Estimated loss:	6.5%	Auction start date:	Feb-12-2010
				Auction end date:	Feb-19-2010

Starting lender yield:	27.99%	Starting borrower rate/APR:	28.99% / 31.35%	Starting monthly payment:	$146.65
Final lender yield:	23.50%	Final borrower rate/APR:	24.50% / 26.80%	Final monthly payment:	$138.24

Auction yield range:	8.06% - 27.99%	Estimated loss impact:	7.06%
Lender servicing fee:	1.00%	Estimated return:	16.44%
The Estimated Return is presented to help you evaluate this listing and set an appropriate minimum yield and bid amount. Estimated Return is the average annual expected return on funds invested in this loan and is calculated by subtracting the estimated impact of credit losses on the loan from the minimum yield. The estimated impact of credit losses is derived from the following components: The estimated average annualized loss rate based on the historical performance of Prosper loans for borrowers with similar characteristics, originated between Apr-01-2007 and Mar-31-2008, measured as of Mar-31-2009, and an adjustment for accrued interest not collected and late fees on defaulted loans.The Estimated Return presented does not assume any early repayment by the borrower. The calculation of Estimated Return requires significant assumptions about the repayment of the loan and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper scores:		First credit line:	Sep-1986	Debt/Income ratio:	35%
Basic (1-10):	9	Inquiries last 6m:	0	Employment status:	Full-time employee
Enhanced (1-5):	2	Current / open credit lines:	16 / 14	Length of status:	3y 5m
Credit score:	640-659 (Feb-2010)	Total credit lines:	41	Occupation:	Other
Now delinquent:	0	Revolving credit balance:	$37,554	Stated income:	$25,000-$49,999
Amount delinquent:	$0	Bankcard utilization:	87%
Public records last 12m / 10y:	0/ 1	Homeownership:	Yes
Delinquencies in last 7y:	12
Screen name:	note-shrubbery	Borrower's state:	Michigan	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower?s credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Description
Debt consolidation
Purpose of loan:

I am looking to become debt free.?

-$24,000 of my revolving credit is from a HELOC that is not open for draws.?

-The rest of my revolving debt ?is credit card debt at decent rates except $3400 of it.(29.9%)?

-Employed as a sales assistant for 3.5 years and just received a bonus and a raise.

-The delinquencies are from a bankruptcy in 2004. I over extended myself and I also made a poor choice??in loaning out some money.? I have a perfect payment history ever since.?

This loan will enable me to pay off and close my credit cards that are at 29.9% interest, putting me that much closer to my goal of having my debt paid in full within 36 months and in the future, ?pay as?I go?.? Thanks for your bid.

As I am not allowed to use my husbands income for this loan the monthly expenses shown?are my half.? Payment for this prosper loan will replace monthly payments on credit cards so my monthly expenses will remain the same.?
Monthly net income: $ 2688
Monthly expenses: $?1711
??Housing: $?215
? HELOC $155
??Insurance: $?55
??Car expenses: $?306
??Utilities: $ 95
??Phone, cable, internet: $ 40
??Food, entertainment: $ 400
??Clothing, household expenses $ 100
??Credit cards and other loans: $ 345
??Other expenses: $ 0
Information in the Description is not verified.
Friends And Family Winning Bids
This member has no winning bids from friends and family.
Questions & Answers
This borrower has not publicly answered any questions from lenders.
Winning Bids
Bidder	Amount Bid	Amount Winning	Bid Date (PT)

lucrative-loan	$50.00	$50.00	2/13/2010 7:50:47 PM
intuitive-bill	$25.00	$25.00	2/15/2010 11:15:11 AM
grammaspurse	$25.00	$25.00	2/15/2010 8:27:01 PM
dynrep	$50.00	$50.00	2/15/2010 4:53:37 PM
scarlet-velvet	$25.00	$25.00	2/16/2010 6:41:10 PM
Bob450	$50.00	$50.00	2/17/2010 9:21:36 PM
Leshan	$25.00	$25.00	2/18/2010 10:07:32 AM
grnii78	$75.00	$75.00	2/18/2010 12:15:54 PM
tnjohnso	$25.00	$25.00	2/18/2010 10:42:15 AM
sevenbridges	$399.84	$399.84	2/18/2010 2:25:27 PM
Trondheim_Norway	$125.00	$125.00	2/18/2010 8:41:25 PM
leverage-monger	$42.40	$42.40	2/18/2010 5:11:35 PM
reflective-rupee	$25.00	$25.00	2/18/2010 6:20:34 PM
BSr	$25.00	$25.00	2/19/2010 4:47:10 AM
fairness-atmosphere	$25.00	$25.00	2/19/2010 7:44:26 AM
dudebrah	$25.00	$25.00	2/19/2010 8:56:48 AM
bitano	$54.96	$54.96	2/19/2010 8:20:24 AM
jybank	$25.00	$25.00	2/19/2010 9:08:05 AM
chitown63	$65.27	$65.27	2/19/2010 5:53:14 AM
Taho	$49.75	$49.75	2/19/2010 8:21:47 AM
toxicbutterfly	$30.00	$30.00	2/19/2010 8:58:02 AM
MilitaryAV8R	$25.00	$25.00	2/19/2010 10:38:45 AM
penny-surgeon	$25.00	$25.00	2/19/2010 10:48:06 AM
principal-laser	$107.07	$107.07	2/19/2010 10:52:01 AM
revenue-appraiser	$35.80	$35.80	2/19/2010 1:30:17 PM
mpatrick	$50.00	$50.00	2/19/2010 2:39:10 PM
jhernand17	$25.00	$25.00	2/19/2010 12:48:33 PM
umfan123	$25.00	$25.00	2/19/2010 12:50:52 PM
JayIsABear	$44.41	$44.41	2/19/2010 3:18:51 PM
dynrep	$50.00	$50.00	2/19/2010 1:40:04 PM
cunning-bill	$25.00	$25.00	2/19/2010 4:01:55 PM
natural-greenback6	$25.00	$25.00	2/19/2010 4:02:01 PM
genuine-integrity0	$192.38	$192.38	2/19/2010 3:21:56 PM
yu-rik	$100.00	$19.51	2/19/2010 3:40:49 PM
elegant-loot	$25.00	$25.00	2/12/2010 5:58:21 PM
new-smart-fund	$50.00	$50.00	2/13/2010 7:50:47 PM
IANNOVICH	$51.50	$51.50	2/17/2010 6:26:28 PM
Serpent2801	$59.74	$59.74	2/17/2010 7:08:32 PM
G-Love	$528.22	$528.22	2/18/2010 5:33:38 PM
deepblue34	$30.00	$30.00	2/18/2010 5:44:50 PM
UnkleMike	$25.00	$25.00	2/18/2010 6:29:56 PM
nutandhoney	$30.00	$30.00	2/18/2010 11:16:35 PM
ayiticheri	$25.00	$25.00	2/19/2010 2:54:07 AM
fatboy888	$25.00	$25.00	2/19/2010 6:44:12 AM
businessguy29	$25.00	$25.00	2/19/2010 7:11:18 AM
momentous-gold	$25.00	$25.00	2/19/2010 9:47:18 AM
JauaFlash	$25.00	$25.00	2/19/2010 10:02:24 AM
apple757	$25.00	$25.00	2/19/2010 9:59:39 AM
leverage-monger	$29.00	$29.00	2/19/2010 10:02:57 AM
tigercat	$50.00	$50.00	2/19/2010 10:49:07 AM
medman	$125.65	$125.65	2/19/2010 11:50:33 AM
trade-elm	$25.00	$25.00	2/19/2010 11:51:11 AM
Chiss	$30.00	$30.00	2/19/2010 1:11:53 PM
ds5184	$25.00	$25.00	2/19/2010 11:37:08 AM
Ven58	$25.00	$25.00	2/19/2010 1:06:08 PM
shrewd-income	$50.00	$50.00	2/19/2010 2:47:20 PM
leverage-monger	$102.00	$102.00	2/19/2010 3:45:05 PM
ultimate-peace	$125.00	$125.00	2/19/2010 4:01:45 PM
payout-bridge	$72.50	$72.50	2/19/2010 4:02:27 PM
59 bids
Borrower Payment Dependent Notes Series 446620
This series of Notes was issued and sold upon the funding of the borrower loan #41084, which corresponds to this series of Notes. The following information pertains to the borrower loan.
Amount:	$3,000.00	Prosper Rating:	A	Auction Duration:	7 days
Term:	36 months	Estimated loss:	2.1%	Auction start date:	Feb-16-2010
				Auction end date:	Feb-23-2010

Starting lender yield:	14.02%	Starting borrower rate/APR:	15.02% / 17.19%	Starting monthly payment:	$104.03
Final lender yield:	8.20%	Final borrower rate/APR:	9.20% / 11.30%	Final monthly payment:	$95.68

Auction yield range:	4.05% - 14.02%	Estimated loss impact:	2.12%
Lender servicing fee:	1.00%	Estimated return:	6.08%
The Estimated Return is presented to help you evaluate this listing and set an appropriate minimum yield and bid amount. Estimated Return is the average annual expected return on funds invested in this loan and is calculated by subtracting the estimated impact of credit losses on the loan from the minimum yield. The estimated impact of credit losses is derived from the following components: The estimated average annualized loss rate based on the historical performance of Prosper loans for borrowers with similar characteristics, originated between Apr-01-2007 and Mar-31-2008, measured as of Mar-31-2009, and an adjustment for accrued interest not collected and late fees on defaulted loans.The Estimated Return presented does not assume any early repayment by the borrower. The calculation of Estimated Return requires significant assumptions about the repayment of the loan and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper scores:		First credit line:	Aug-2000	Debt/Income ratio:	Not calculated
Basic (1-10):	9	Inquiries last 6m:	0	Employment status:	Full-time employee
Enhanced (1-5):	5	Current / open credit lines:	8 / 7	Length of status:	1y 6m
Credit score:	740-759 (Feb-2010)	Total credit lines:	12	Occupation:	Analyst
Now delinquent:	0	Revolving credit balance:	$4,682	Stated income:	$50,000-$74,999
Amount delinquent:	$0	Bankcard utilization:	13%
Public records last 12m / 10y:	0/ 0	Homeownership:	No
Delinquencies in last 7y:	0
Screen name:	bank-examiner	Borrower's state:	NewYork	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower?s credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Description
Short term balance payoff
Purpose of loan: The purpose of this loan will be to pay off the revolving balance on an American Express credit card. My APR has significantly increased as a result of the new laws that have been passed. My current APR is 15.21%. I'd rather have the financing charges go to Prosper than AMEX; I would also like to establish a history on this site in order to obtain a car loan. The last time I requested a loan was in January, which did not fully fund. Since then, I have brought my balance down from $5000 to $3500.?

My financial situation: My credit history is adequate with no late payments or delinquencies. I have a very stable job working as a bank examiner for the U.S. Department of Treasury and have been employed for approximately 1.5 years.
Monthly income:
$2800 net of 401k, health benefits, and tax withholding.

Monthly expenses:
$150 cell phone bill
$100 payment to help pay down mother?s credit card balance
$400 life insurance premium
$1000 for my business school savings fund

Excess cash flow is $1150. I live with my parents and have no housing related expenses.In addition, the government reimburses expenses incurred while traveling (average reimbursement has been approx $1200/mo). Additional sources of liquidity include funds from a brokerage account, CDs and deposits, and Prosper notes.I am also expecting a tax return arising from investment losses and charitable donations.It should be noted I do not expect to carry this loan until maturity. Anticipated payoff date is end of Q1 in 2010. Why invest in a 6 month CD yielding 1% when you can invest it on me?
Information in the Description is not verified.
Friends And Family Winning Bids
This member has no winning bids from friends and family.
Questions & Answers
This borrower has not publicly answered any questions from lenders.
Winning Bids
Bidder	Amount Bid	Amount Winning	Bid Date (PT)

Hokiemon	$75.00	$75.00	2/16/2010 9:17:54 AM
3am-preacher	$25.00	$25.00	2/16/2010 9:18:20 AM
desertoasis	$25.00	$25.00	2/16/2010 9:25:47 AM
PaulW	$25.00	$25.00	2/16/2010 9:21:46 AM
lean-velocity	$25.00	$25.00	2/16/2010 9:24:16 AM
cberthiaume	$25.00	$25.00	2/16/2010 9:32:47 AM
BigCityLending	$25.00	$25.00	2/16/2010 9:30:20 AM
fund-guild	$50.00	$50.00	2/16/2010 9:30:37 AM
mikeandcat	$100.00	$100.00	2/16/2010 9:31:56 AM
compassion-lotus5	$25.00	$25.00	2/16/2010 9:33:02 AM
leverage-holly	$25.00	$25.00	2/16/2010 9:33:16 AM
thedoctor	$90.00	$41.98	2/16/2010 9:42:27 AM
radforj22	$25.00	$25.00	2/16/2010 9:41:35 AM
privatebankerva	$25.00	$25.00	2/16/2010 10:01:45 AM
ujiba	$25.00	$25.00	2/16/2010 10:35:44 AM
kf88	$25.00	$25.00	2/17/2010 1:08:34 PM
Jinja	$25.00	$25.00	2/17/2010 1:15:27 PM
justice-hawk	$30.78	$30.78	2/18/2010 6:01:08 PM
khamen	$25.00	$25.00	2/19/2010 1:44:44 AM
Bito03	$25.00	$25.00	2/19/2010 10:38:57 AM
poundofbits	$75.00	$75.00	2/20/2010 11:16:52 AM
q4golf	$25.00	$25.00	2/20/2010 1:32:49 PM
payout-magician	$35.00	$35.00	2/20/2010 2:02:18 PM
springpanda	$25.00	$25.00	2/20/2010 4:39:31 PM
socal-lender	$25.00	$25.00	2/20/2010 2:28:04 PM
kleinbrak	$25.00	$25.00	2/20/2010 7:02:52 PM
RyanTH9893	$25.00	$25.00	2/20/2010 8:10:56 PM
afford83	$25.00	$25.00	2/20/2010 9:56:33 PM
jayk63	$25.00	$25.00	2/21/2010 8:37:46 AM
Lender0307	$25.00	$25.00	2/20/2010 8:35:14 PM
sudeep104	$25.00	$25.00	2/20/2010 8:49:31 PM
marwadi-62	$100.00	$100.00	2/21/2010 5:16:58 PM
booie	$25.00	$25.00	2/22/2010 10:56:27 AM
Earn_money	$25.17	$25.17	2/22/2010 9:56:00 AM
credit-vinyl	$25.00	$25.00	2/22/2010 10:28:09 AM
planet613	$50.00	$50.00	2/22/2010 11:50:21 AM
windpiano1962	$25.00	$25.00	2/22/2010 11:55:25 AM
2020	$25.00	$25.00	2/22/2010 1:57:15 PM
JerryB96	$25.00	$25.00	2/22/2010 8:38:16 PM
BaxterSandy	$32.64	$32.64	2/22/2010 8:00:20 PM
jybank	$25.00	$25.00	2/22/2010 11:03:34 PM
wild-orange	$25.00	$25.00	2/23/2010 2:55:05 AM
Charmart	$25.00	$25.00	2/23/2010 2:18:28 AM
invest0808	$25.00	$25.00	2/23/2010 7:44:49 AM
lounges	$25.00	$25.00	2/16/2010 9:15:02 AM
skuba	$25.00	$25.00	2/16/2010 9:23:39 AM
unk1911	$25.00	$25.00	2/16/2010 9:23:20 AM
kenji4861	$25.00	$25.00	2/16/2010 9:24:09 AM
AF-Chief	$28.00	$28.00	2/16/2010 9:25:21 AM
dollar-birdie	$30.00	$30.00	2/16/2010 9:29:39 AM
LandE2BG	$25.00	$25.00	2/16/2010 9:31:51 AM
marketplace-achievement	$50.00	$50.00	2/16/2010 9:34:54 AM
xrycac	$25.00	$25.00	2/16/2010 9:32:37 AM
natural-greenback6	$25.00	$25.00	2/16/2010 9:40:37 AM
SCD	$25.00	$25.00	2/16/2010 1:42:40 PM
webfeet	$25.00	$25.00	2/17/2010 7:14:23 AM
justice-hawk	$263.58	$263.58	2/17/2010 12:27:42 PM
BURNERA_1	$150.00	$150.00	2/20/2010 6:47:53 AM
payontime1	$50.00	$50.00	2/20/2010 9:49:05 AM
bnsfnut	$25.44	$25.44	2/20/2010 1:44:28 PM
lt_dt	$25.00	$25.00	2/20/2010 5:31:54 PM
creative-finance7	$25.00	$25.00	2/20/2010 11:45:57 AM
LendToCause	$25.00	$25.00	2/20/2010 6:31:29 PM
justice-hawk	$109.50	$109.50	2/20/2010 7:17:16 PM
JM-Sarawak	$25.00	$25.00	2/21/2010 8:22:24 AM
autoconnection	$25.00	$25.00	2/21/2010 7:56:35 AM
tbrnet	$25.00	$25.00	2/21/2010 12:39:50 PM
dammage	$25.00	$25.00	2/21/2010 6:51:13 PM
PalmerTheEmbalmer	$25.00	$25.00	2/21/2010 7:34:51 PM
stammyc3	$40.00	$40.00	2/22/2010 7:29:48 AM
pork-nuggets	$25.00	$25.00	2/22/2010 10:31:43 AM
beeslow	$39.92	$39.92	2/22/2010 11:45:55 AM
beaufuture	$25.00	$25.00	2/22/2010 1:03:15 PM
Astyanax	$40.00	$40.00	2/22/2010 1:18:41 PM
AlphaInternational	$25.00	$25.00	2/22/2010 1:21:39 PM
simiray	$25.00	$25.00	2/22/2010 2:14:39 PM
robot81	$25.00	$25.00	2/22/2010 6:58:52 PM
TBCapitol	$32.99	$32.99	2/22/2010 9:20:05 PM
Bodyboard	$25.00	$25.00	2/23/2010 3:43:51 AM
CCIExpress	$25.00	$25.00	2/23/2010 6:12:52 AM
Cherrypicker	$50.00	$50.00	2/23/2010 6:05:00 AM
MapleLaker	$25.00	$25.00	2/23/2010 7:07:05 AM
agab	$25.00	$25.00	2/23/2010 7:06:37 AM
83 bids